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                                                                      EXHIBIT 99

LHS GROUP INC. ANNOUNCES EFFECTIVENESS OF REGISTRATION STATEMENT AND PROXY IN CONNECTION WITH ITS MERGER WITH SEMA GROUP PLC

ATLANTA and FRANKFURT--(BUSINESS WIRE)--June 26, 2000--LHS Group Inc. (NASDAQ:
LHSG - news; Neuer Markt: LHI) today announced that the Registration Statement and Proxy Statement filed in connection with its merger with Sema Group plc ("Sema", London: SEM.L) has been declared effective by the Securities and Exchange Commission. The LHS Board of Directors fixed June 14, 2000 as the record date for its special meeting to approve the merger of LHS and Sema. The mailing of the proxy statement to LHS stockholders will begin today, and the special meeting to approve the merger will be held on Thursday, July 27, 2000, at 10:00 a.m. EDT, at The Westin Atlanta North at Perimeter, Seven Concourse Parkway, Atlanta, Georgia. Each holder of LHS common stock on the record date is entitled to cast one vote per share, in person or by a properly executed proxy, at the special meeting.

Sema Group will hold its stockholders' Extraordinary General Meeting to approve the merger on July 21, 2000. The merger is expected to be completed on July 28, 2000, and the trading of the new Sema shares on the London Stock Exchange and the quotation of the new Sema ADSs on the Nasdaq National Market is expected to commence on July 31, 2000.

About Sema

Sema Group, www.semagroup.com, is one of the world's leading IT and business service companies. The Group's 1999 turnover was (pound)1.41 billion, showing a 20 percent increase when compared with the 1998 full results. Turnover has more than doubled over the past five years. The Group has 20,200 staff currently working across 140 sites worldwide.

In March 2000, Sema Group announced its planned merger with LHS. The telecoms business of Sema Group will thereby be combined with LHS to create one of the world's leading suppliers of mobile communication software.

About LHS Group

LHS Group is a leading global provider of operating support system software and services to the communications industry. LHS products range from pre- and post-paid billing and customer care to enhanced services and acquisition software. They are installed at more than 300 customer sites worldwide. LHS has 18 global and regional partners (system integrators, international operators and equipment manufacturers) representing one of the largest implementation and support networks in the global customer care and billing market.


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In addition to its Atlanta headquarters, LHS has major offices in Frankfurt,
Germany; Kuala Lumpur, Malaysia; Sao Paulo, Brazil; Boston and Miami, USA; and Zurich, Switzerland. LHS is listed with NASDAQ (LHSG) and on the Frankfurt Neuer Markt Exchange (LHI). For more information, visit LHS' website at www.lhsgroup.com.

Contact:

         LHS Group, USA
         Klaus Kleber, (770) 280-3461
         VP, Global Corporate Communications
         kkleber@us.lhsgroup.com

                  or

         Fleishman-Hillard, Germany
         Peter Tasch, +49 (0) 69-405 702 16
         TaschP@fleishman.com

                  or

         Investor Relations Contacts:
         Rainer Westermann (770) 290-6360 (USA)
         SVP, Investor Relations
         rwestermann@us.lhsgroup.com

                  or

         Nicolas von Stackelberg +49 (0) 6103-482-456 (Europe)
         Manager, Investor Relations, Europe
         nstackelberg@de.lhsgroup.com


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